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                                                             [LOGO OF METLIFE]

Metropolitan Life Insurance Company
1095 Avenue of the Americas
19th Floor
New York, NY 10036
(212) 578-6810

Nancy H. Badeer
Assistant General Counsel
Law Department
T: (212) 578-6810   F: (212) 251-1566

February 13, 2015

RE:     Opinion of Counsel- Metropolitan Life Insurance Company
        Separate Account E Registration Statement for Post-Effective Amendment No. 16 on Form N-4 under the Securities Act of 1933 and Amendment No. 223 under the Investment Company Act of 1940
        (File Nos. 333-176654 and 811-04001)Preference Premier

Ladies and Gentlemen:

I am an Assistant General Counsel to the MetLife Group and provide legal counsel to Metropolitan Life Insurance Company ("Company"). You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of the above referenced Amendment for the Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account Metropolitan Life Separate Account E (the "Account").

I have made such examination of law and examined such records and documents as in my judgment are necessary or appropriate to render the opinion expressed below.

I am of the following opinions:

1. The Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to do business and to issue annuity contracts by the New York Department of Financial Services.

2. The Separate Account is a duly authorized and validly existing separate account established pursuant to Section 4240 of the New York Insurance Law Statutes.

3. The Contracts covered by the above Registration Statement, and all post-effective amendments relating thereto, will be approved and authorized by the New York Department of Financial Services and when issued will be valid, legal and binding obligations of the Company and the Separate Account.

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4. Assets of the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Nancy Badeer
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Nancy H. Badeer
Assistant General Counsel